Exhibit 99

For immediate release:	Contact: Paul Fitzhenry
October 26, 2006	(212) 733-4637

DENNIS A. AUSIELLO TO JOIN PFIZER BOARD OF DIRECTORS

NEW YORK, October 26 -- Pfizer Inc announced today the election of Dennis A. Ausiello, M.D. to the Pfizer Board of Directors effective December 1, 2006.

Dr. Ausiello, 61, has deep experience and a distinguished record of leadership and accomplishment in scientific research and medicine, areas of critical importance to Pfizer. He will serve on the Science and Technology Committee of the Pfizer Board which reviews the company’s research and development and technology initiatives.

Dr. Ausiello is the Jackson Professor of Clinical Medicine at Harvard Medical School and Chief of Medicine at Massachusetts General Hospital (MGH). He also is an internationally recognized research scientist for his substantial contributions in cell biology.

As chief of medicine at MGH for the last decade, Dr. Ausiello leads one of the most renowned departments of medicine in the United States with an annual clinical, research and education budget of more than $500 million. He oversees the training of graduate and undergraduate medical students, post-doctoral fellows and house officers at Harvard Medical School. He earlier served as chief of MGH’s renal unit and oversaw the development of one of the world’s leading research and training programs in kidney disease.

Dr. Ausiello currently serves as president of the Association of American Physicians, a leading organization of academic physicians. He was elected to the Institute of Medicine of the National Academy of Sciences in 1999 and the American Academy of Arts and Sciences in 2003. He is the recipient of two MERIT awards from the National Institutes of Health and has served as a member of the National Institute of Diabetes, Digestive and Kidney Diseases Advisory Council and the National Advisory Council on Aging.

Dr. Ausiello serves on the Board of Directors of MicroCHIPS, a drug-sensing and delivery company, and is an advisor to the Chairman of the Board of TIAX (formerly Arthur D. Little).

Dr. Ausiello has published more than 150 papers and book chapters and co-edits Cecil’s Textbook of Medicine, now in its 22nd edition. He also has written for the New York Times, the Wall Street Journal and the Boston Globe.

He is a 1967 cum laude graduate of Harvard College, where he received a Bachelors degree in Biochemical Sciences, and of the University of Pennsylvania School of Medicine where he received his medical degree in 1971.

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